UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 27, 2007

Bio-Imaging Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11182	11-2872047
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

826 Newtown-Yardley Road, Newtown, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

(267) 757-3000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Throughout the second half of 2006 and the beginning of 2007, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) in conjunction with management of Bio-Imaging Technologies, Inc. (the “Company”) undertook a thorough evaluation of its compensation practices for all of the executive officers of the Company. Specifically, the Committee reviewed with its executive compensation consultant whether or not all aspects of its compensation were at market levels when compared against both industry survey data and a selected group of peer companies.

Based on its review of all aspects of compensation, and based upon the Company’s 2006 performance and the individual executive officer’s performance for 2006, the Committee awarded the following compensation to the Company’s executive officers:

Executive Officer	Title	2007 Salary	2006 Cash Bonus	2006 Equity Award
Mark L. Weinstein	President and Chief Executive Officer	$335,000	$152,500	25,000 restricted shares (1)
Ted I. Kaminer	Chief Financial Officer	$240,000	$86,400	15,000 options (2)
David A. Pitler	Senior Vice President of Operations	$210,000	$74,000	15,000 options (2)
Collin G. Miller, Ph.D.	Senior Vice President of Medical Affairs	$190,000	$70,000	15,000 options (2)

(1)

Such shares were granted on February 27, 2007 pursuant to the Company’s 2002 Stock Incentive Plan, as amended and restated to date. The shares are fully vested, and were issued net of withholding taxes.

(2)

Such options were granted on February 27, 2007 pursuant to the Company’s 2002 Stock Incentive Plan, as amended and restated to date, with an exercise price equal to $8.06 per share and vest 20% after one year from the date of grant and the remainder of 80% will vest monthly over four years.

The foregoing salary increases and cash and equity awards were made pursuant to the executive officer’s current employment agreements, as applicable, and no amendments to such agreements were made at the current time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIO-IMAGING TECHNOLOGIES, INC.

Dated: March 2, 2007	By:	/s/ Mark L. Weinstein
		Name:	Mark L. Weinstein
		Title:	President and Chief Executive Officer